Exhibit 4.4

EXECUTION VERSION

First Supplemental Indenture

FIRST SUPPLEMENTAL INDENTURE, dated as of April 8, 2022 (this “Supplemental Indenture”), among Warner Bros. Discovery, Inc., a Delaware corporation (the “Parent Guarantor”), Discovery Communications, LLC (“DCL”), Scripps Networks Interactive, Inc., an Ohio corporation (“Scripps”, and together with DCL, the “Subsidiary Guarantors” and each a “Subsidiary Guarantor”), Magallanes, Inc. (the “Company”), and U.S. Bank Trust Company, National Association, as Trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company, AT&T Inc., as Parent Guarantor, and the Trustee have heretofore become parties to an Indenture, dated as of March 15, 2022 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of Notes;

WHEREAS, Section 11.05 of the Indenture provides that the Company is required to cause the Parent Guarantor and the Subsidiary Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the Parent Guarantor and the Subsidiary Guarantors shall guarantee the due and punctual payment of the principal of and any premium and interest on such Notes, when and as the same shall become due and payable in accordance with the terms of such Notes and the Indenture pursuant to a Guarantee on the terms and conditions set forth herein and in Article XI of the Indenture;

WHEREAS, the Parent Guarantor and each Subsidiary Guarantor desires to enter into such supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such Parent Guarantor or Subsidiary Guarantor is dependent on the financial performance and condition of the Company, and the obligations hereunder of which such Parent Guarantor or Subsidiary Guarantor has guaranteed; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parent Guarantor and the Subsidiary Guarantors, the Company and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The Parent Guarantor and each Subsidiary Guarantor each hereby agrees, jointly and severally and fully and unconditionally, to guarantee the due and punctual payment of the principal of and any premium and interest on the Notes, when and as the same shall become due and payable in accordance with the terms of such Notes and this Indenture on the terms and subject to the conditions set forth in Article XI of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Parent Guarantor or as a Subsidiary Guarantor, as applicable.

3. Termination, Release and Discharge. The Parent Guarantor’s Guarantee and each Subsidiary Guarantor’s Guarantee, as applicable, shall terminate and be of no further force or effect, and the Parent Guarantor or such Subsidiary Guarantor, as applicable, shall be released and discharged from all obligations in respect of such Parent Guarantee or Subsidiary Guarantee, as applicable, as and when provided in Section 11.05 of the Indenture.

4. Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of the Parent Guarantor’s Guarantee or any Subsidiary Guarantor’s Guarantee or any provision contained herein or in Article XI of the Indenture.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

6. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

7. Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Parent Guarantor and the Subsidiary Guarantors.

8. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic methods shall be deemed to be their original signatures for all purposes.

9. Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

WARNER BROS. DISCOVERY, INC.,
as Parent Guarantor

By:	/s/ Fraser Woodford
Name:	Fraser Woodford
Title:	Executive Vice President, Treasury
and Corporate Finance

DISCOVERY COMMUNICATIONS, LLC,
as Subsidiary Guarantor

By:	/s/ Fraser Woodford
Name:	Fraser Woodford
Title:	Executive Vice President, Treasury
and Corporate Finance

SCRIPPS NETWORKS INTERACTIVE, INC.,
as Subsidiary Guarantor

By:	/s/ Fraser Woodford
Name:	Fraser Woodford
Title:	Executive Vice President, Treasury
and Corporate Finance

MAGALLANES, INC.

By:	/s/ Fraser Woodford
Name:	Fraser Woodford
Title:	Executive Vice President, Treasury
and Corporate Finance

[Signature page to First Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Karen R. Beard
Name: Karen R. Beard
Title: Vice President

[Signature page to First Supplemental Indenture]